PINE GROVE ALTERNATIVE INSTITUTIONAL FUND

25 DEFOREST AVENUE

SUMMIT, NJ 07901

October 30, 2013

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. Jeffrey A. Foor, Division of Investment Management

Re:	Pine Grove Alternative Institutional Fund
Registration Statement on Form N-2 (File Nos. 811-22860 and 333-18791)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Pine Grove Alternative Institutional Fund, a Delaware statutory trust (the “Fund”), hereby respectfully requests acceleration of the effective date of its Registration Statement on Form N-2 (File Nos. 811-22860 and 333-18791) so that such Registration Statement may be declared effective by 4:00 p.m. on October 30, 2013 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

Pine Grove Alternative Institutional Fund

By:	/s/ Matthew Stadtmauer
Name:	Matthew Stadtmauer
Title:	President and Chief Executive Officer

FORESIDE FUND SERVICES, LLC

THREE CANAL PLAZA, SUITE 100

PORTLAND, MAINE 04101

October 30, 2013

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. Jeffrey A. Foor, Division of Investment Management

Re:	Pine Grove Alternative Institutional Fund
Registration Statement on Form N-2 (File Nos. 811-22860 and 333-18791)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Foreside Fund Services, LLC, in its capacity as distributor of Pine Grove Alternative Institutional Fund, hereby joins in the request of Pine Grove Alternative Institutional Fund, for acceleration of the effective date of the Registration Statement on Form N-2 (File Nos. 811-22860 and 333-18791) so that such Registration Statement may be declared effective by 4:00 p.m. on October 30, 2013 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Name:	Mark Fairbanks
Title:	President

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